UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2014
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FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On June 25, the Federal Home Loan Bank of Atlanta (Bank) appointed William T. Shaw, age 43, to the position of First Vice President, Controller, effective June 28, 2014.

Mr. Shaw currently serves as First Vice President, Director of Accounting Policy and Financial Reporting. He was appointed to the Director of Accounting Policy and Financial Reporting position in June, 2013 and was promoted to First Vice President in January, 2014. From 2009 to 2013 he served as Vice President, Director of Accounting Policy. His responsibilities included leading the preparation of the Bank’s financial and SEC reporting, advising the Bank on new accounting standards and the accounting treatment for significant transactions, implementing the Bank’s accounting policies, and designing and maintaining the effective internal control structure within the accounting department. Before joining the Bank as Assistant Vice President, Manager of Accounting Policy in July, 2008, Mr. Shaw served as Vice President of Accounting and Assistant Controller for First Charter Corporation, Director of SEC Reporting for Novelis Inc., Manager of Inspections with the Public Company Accounting Oversight Board, and various manager roles with PricewaterhouseCoopers LLP. He received his bachelor’s degree in accounting and a master’s degree in accountancy from Brigham Young University. He is also a licensed certified public accountant.

Since January 1, 2013, neither Mr. Shaw nor any of his immediate family has or has had any material interest in any transaction or proposed transaction with the Bank. There are no family relationships between Mr. Shaw and any director or executive officer of the Bank, and there are no arrangements or understandings between Mr. Shaw and any other person pursuant to which he was selected as Controller of the Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: June 27, 2014	By: /s/ Kirk R. Malmberg
By: Kirk R. Malmberg
Executive Vice President,
Chief Financial Officer